Exhibit 99.1

PRESS RELEASE

DICK'S Sporting Goods Announces 12 Percent Increase in Quarterly Dividend

PITTSBURGH, Pa., February 14, 2017 – The Board of Directors of DICK'S Sporting Goods, Inc. (NYSE: DKS) authorized and declared a quarterly dividend of $0.17 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on March 31, 2017, to stockholders of record at the close of business on March 10, 2017. This dividend represents an increase of approximately 12 percent over the Company’s previous quarterly per share amount and is equivalent to an annualized rate of $0.68 per share.

About DICK'S Sporting Goods, Inc.
Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of January 28, 2017, the Company operated more than 675 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear. Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy, Field & Stream, True Runner and Chelsea Collective specialty stores and DICK’S Team Sports HQ, an all-in-one youth sports digital platform offering free league management services, mobile apps for scheduling, communications and live scorekeeping, custom uniforms and FanWear and access to donations and sponsorships. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront.  For more information, visit the Press Room or Investor Relations pages at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Director of Investor Relations
(724) 273-3400 or investors@dcsg.com

Media Relations:
(724) 273-5552 or press@dcsg.com

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